Exhibit 10.6

AMENDMENT NO. 1 TO
CONSULTING AGREEMENT

This Amendment No. 1 to Consulting Agreement (this “Amendment”) is made and entered into effective as of November 22, 2010 (the “Amendment Effective Date”) by and between Lexicon Pharmaceuticals, Inc., a corporation having a place of business at 8800 Technology Forest Place, The Woodlands, Texas 77381 (“Lexicon”), and Philip M. Brown, M.D., J.D., an individual (“Consultant”). This Amendment amends that certain Consulting Agreement dated October 16, 2010 (the “Original Agreement”) between Lexicon and Consultant. Capitalized terms used without definition in this Amendment shall have the meanings given to such terms in the Original Agreement.

RECITALS:

WHEREAS, the parties desire to amend certain terms of the Original Agreement for the period from and after the Amendment Effective Date.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1.    Consulting Services. The provisions of Section 1of the Original Agreement are hereby amended in their entirety as set forth below:

“1.    Consulting Services. Under this Agreement, you will provide such consulting and advisory services as may be requested by Brian Zambrowicz, Ph.D., the Company's Executive Vice President and Chief Scientific Officer, or his designee relating to matters previously within the scope of your employment at Lexicon prior to the termination of such employment. You will devote up to two hundred and fifty (250) hours during the Term of this Agreement to provide services to the Company under this Agreement, on a schedule and at times reasonably agreed upon by you and Dr. Zambrowicz. You agree to provide the Company with monthly written reports detailing the number of hours devoted to providing services under this Agreement during the prior month (“Report”). The first such Report shall be due on November 30, 2010.”

2.    No Other Changes. This Amendment shall not be deemed to modify any of the rights and obligations of Lexicon or Consultant under the Original Agreement except as expressly provided herein. Except as provided herein, the Original Agreement shall remain in full force and effect in accordance with its terms.

[Signature Page Following]

IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 to Consulting Agreement as of the Amendment Effective Date.

LEXICON PHARMACEUTICALS, INC.
By:	/s/ Brian Zambrowicz
Name:	Brian Zambrowicz, Ph.D.
Title:	EVP and Chief Scientific Officer
Date:	November 22, 2010

PHILIP M. BROWN, M.D., J.D.
By:	/s/ Philip M. Brown
Date:	November 22, 2010

October 16, 2010

Philip M. Brown, M.D., J.D.
[Address]

Dear Phil:

We are pleased that you have agreed to serve as a consultant to Lexicon Pharmaceuticals, Inc. (which, together with its subsidiaries and affiliates, is referred to as the “Company” or “Lexicon”). The purpose of this letter agreement (this “Agreement”) is to set forth our mutual understanding of the terms and conditions under which you would provide consulting services, as set forth below.

1.Consulting Services. Under this Agreement, you will provide such consulting and advisory services as may be requested by Brian Zambrowicz, Ph.D., the Company's Executive Vice President and Chief Scientific Officer, or his designee relating to matters previously within the scope of your employment at Lexicon prior to the termination of such employment. You will devote up to one hundred and fifty (150) hours during the Term of this Agreement to provide services to the Company under this Agreement, on a schedule and at times reasonably agreed upon by you and Dr. Zambrowicz. You agree to provide the Company with monthly written reports detailing the number of hours devoted to providing services under this Agreement during the prior month (“Report”). The first such Report shall be due on November 30, 2010.

2.Compensation. As full consideration for your services as a consultant to the Company and your obligations under this Agreement, you will be compensated at a rate of Two Hundred Dollars ($200.00 USD) per hour. Payment to you will be due net fifteen (15) days from the date Report is received by Company.

3.Confidential Information.

(a)In the course of your service as a consultant to the Company, you may learn or be exposed, orally, visually, electronically or in writing, to inventions, discoveries, improvements, materials, data, technology, processes, formulas, know-how, trade secrets, ideas and other information which we consider proprietary or confidential (“Confidential Information”). You agree to hold any Confidential Information disclosed to you by the Company or learned by you from the Company in conjunction with your services under this Agreement in strict confidence and to take all reasonable precautions to protect such Confidential Information, not to disclose any such Confidential Information to any third party, and to use such Confidential Information only in furtherance of your services under this Agreement; provided that your nondisclosure obligation shall not apply to the extent such Confidential Information (i) is already in the public domain or hereafter enters the public domain other than through your acts or omissions in violation of this Agreement; (ii) is already known to you, as may be shown by competent written records; (iii) is hereafter received by you without restriction as to confidentiality or use from a third party lawfully entitled so to disclose same in such manner; or (iv) is hereafter generated by you, other than in performance of your services under this Agreement, without the use of any Confidential Information, facilities or personnel of the Company. Information shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in your possession. All Confidential Information (and any copies and notes thereof) shall remain the sole property of the Company.

(b)You agree not to disclose or otherwise make available to the Company any information that you possess under an obligation of confidentiality to a third party. You may disclose to the Company any information made available generally to the scientific community at large through published reports or public presentations prior to disclosure to the Company.

4.Inventions and Discoveries.

(a)You hereby assign and transfer to the Company all of your right, title and interest throughout the world in all inventions, discoveries, improvements, materials, data, works of authorship and other intellectual property, whether or not patentable or subject to copyright, which may be made, written or conceived by you in the course of, or arising as a result of, your performance of your services under this Agreement, in whole or in part and whether alone or in conjunction with others (collectively, “Intellectual Property”). All such Intellectual Property shall be the sole property of the Company or its nominee.

(b)You shall promptly disclose any Intellectual Property in writing to the Company in order to permit the Company to claim rights to which it may be entitled under this Agreement. The Company shall have full power and authority to file and prosecute patent applications and copyright registrations throughout the world with respect to all Intellectual Property, and to procure and maintain patents and copyrights with respect thereto. You agree, at the Company's reasonable request and expense, to sign, execute and acknowledge, or cause to be signed, executed and acknowledged, any applications, assignments, instruments and other documents, and to perform such other acts, as the Company may deem necessary, useful or convenient to confirm and vest in the Company or its nominee all right, title and interest throughout the world in and to any Intellectual Property and all patent, copyright and other intellectual property rights and protections therein, and to assist the Company in procuring, maintaining, enforcing and defending such patent, copyright and other intellectual property rights and protections throughout the world. You agree to treat all such Intellectual Property as Confidential Information under this Agreement.

5.Term and Termination. This Agreement shall commence on October 16, 2010 and continue until December 31, 2010 (“Term”), after which time this Agreement will terminate unless renewed by mutual written agreement. This Agreement may be earlier terminated by either party for breach of this Agreement by the other party that, where curable, is not cured within ten (10) business days after written notice of such breach is delivered to the breaching party. In addition, this Agreement may be terminated by either party, in its sole discretion, by delivering thirty (30) days' advance written notice of such termination. The termination of this Agreement shall not relieve the parties of any obligation accruing prior to such termination.

6.Independent Contractor. For purposes of this Agreement, you will be deemed an independent contractor and not an employee or agent of Lexicon. In this connection, you will not be eligible for, nor entitled to, any employee benefits that we normally extend to our employees, and we will not withhold any taxes from the compensation paid to you, all of which shall be your responsibility. The manner in which you render your services under this Agreement will be within your reasonable control and discretion. You have no express or implied authority to incur any liability, or to make any decision or to create any binding obligation, on our behalf.

7.Compliance with Laws and Procedures. To the extent you provide services under this Agreement on our premises, you agree to observe our business hours, as well as our rules, policies and security procedures concerning conduct and the health, safety and protection of persons and property. You will comply with all applicable governmental laws, ordinances, rules and regulations applicable to the performance of your services under this Agreement.

8.Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas as they apply to contracts entered into and wholly to be performed in Texas.

9.Enforcement. You agree that a breach of any of the restrictions set forth in the provisions of this Agreement would cause the Company irreparable injury and damage, and that, in the event of any breach or threatened breach, the Company, in addition to all other rights and remedies at law or in equity, shall have the right to enforce the specific performance of such restrictions and to apply for injunctive relief against their violation.

10.Survival of Terms. The provisions of Sections 3, 4 and 7 through 15 hereof shall survive termination of this Agreement.

11.Successors and Assigns. You may not assign this Agreement without the written consent of the Company. This Agreement shall be binding on your heirs, executors, administrators and legal representatives and the Company's successors and assigns.

12.Severability. The invalidity or unenforceability of any provision of this Agreement (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and if such provision (or portion thereof) is so broad as to be unenforceable, it shall be interpreted to be only as broad as is enforceable.

13.Entire Agreement. This Agreement constitutes the sole and complete agreement of the parties with respect to the matters included herein, and supersedes any previous oral or written agreement, if any, relating to the subject matters included herein.

14.Amendment and Waiver. This Agreement may not be amended or supplemented in any way, nor may the benefit of any provision hereof be waived, except by a written agreement duly executed by both you and the Company.

15.No Conflict. You represent that the performance of your obligations and duties under this Agreement does not conflict with any obligations or duties, express or implied, that you may have to third parties.

16.Construction. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing this letter in the space provided below and return it to the Company at the above address on the date hereof, whereupon this Agreement shall constitute a binding contract between us and our legal representatives, successors, and assigns.

Very truly yours,
LEXICON PHARMACEUTICALS, INC.
By:	/s/ Brian Zambrowicz
Name:	Brian Zambrowicz, Ph.D.
Title:	EVP and Chief Scientific Officer

Accepted and agreed to:
By:	/s/ Philip M. Brown
Philip M. Brown, M.D., J.D.
Date:	October 16, 2010